As filed with the Securities and Exchange Commission on March 31, 2000
                                                      Registration No. 333-_____

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                             VIGNETTE CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                   74-2769415
   (State or Other Jurisdiction        (I.R.S. Employer Identification Number)
of Incorporation or Organization)

                          901 South Mopac Expressway
                              Austin, Texas 78746
                                (512) 306-4300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               Gregory A. Peters
         President, Chief Executive Officer and Chairman of the Board
                             Vignette Corporation
                          901 South Mopac Expressway
                              Austin, Texas 78746
                                (512) 306-4300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
     The Commission is requested to send copies of all communications to:

                             Brian K. Beard, Esq.
                           Gunderson Dettmer Stough
                     Villeneuve Franklin & Hachigian, LLP
                          2700 Via Fortuna, Suite 300
                             Austin, Texas 78746
                                (512) 732-8400

                            ----------------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                            Proposed Maximum         Amount of
     Title of each class of                                  Proposed Maximum Offering     Aggregate Offering     Registration
  Securities to be Registered      Amount to be Registered      Price Per Security(1)           Price(1)               Fee
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par value        2,657,067 shares                $197.25                  $524,106,466          $138,364
---------------------------------------------------------------------------------------------------------------------------------

(1) The price of $197.25 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on March 29, 2000 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Subject to Completion, dated March 31, 2000

                               2,657,067 Shares

                             VIGNETTE CORPORATION

                                 Common Stock

                               _________________

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" STARTING ON PAGE 5.

                               _________________

     The selling stockholders listed on pages 16-21 are offering and selling 2,657,067 shares of our common stock under this prospectus.

     The selling stockholders may offer their Vignette stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

     Our common stock is traded on The Nasdaq National Market under the symbol "VIGN." On March 30, 2000, the closing price of the common stock on The
Nasdaq National Market was $177.94 per share.

                               _________________

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               _________________

                 The date of this Prospectus is March 31, 2000

                               _________________


                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Summary................................................................   3
Recent Developments at Vignette........................................   4
Risk Factors...........................................................   5
Forward-Looking Statements.............................................  15
Use of Proceeds........................................................  15
Selling Stockholders...................................................  16
Plan of Distribution...................................................  22
Legal Matters..........................................................  22
Experts................................................................  22
Where You Can Find More Information....................................  22

                                    SUMMARY

     You should read this summary together with the more detailed information and our consolidated financial statements and notes incorporated by reference herein.

                                   VIGNETTE

     We are a leading global provider of e-Business application software products and services. Our e-Business solutions are designed to enable businesses to build successful and sustainable online businesses. Our e-Business solutions allow both traditional brick-and-mortar and startup dot-com businesses to create and manage Internet business channels that are designed to attract, engage and retain their customers, partners, and suppliers online. Using our solutions, our clients build e-Business applications which are focused on personalized and mass-customized interaction across multiple touchpoints and communication channels. Since shipping our first products in 1997, we have received numerous awards for our industry leadership and product capabilities, including the Crossroads A-list Award and Red Herring Magazine's Top 50 Public Companies and Best Product Award.

     Our V/5 E-Business Platform (also "V/5 Platform" and the "Platform") is an application platform that provides the business insight, rapid business reconfiguration and integration across multiple touchpoints required for online success. By providing a single view across customers, partners, products and interactions, the Vignette V/5 E-Business Platform provides our customers the ability to measure the return on investment of all of their online relationships and initiatives. This allows our customers to drive continuous improvement by providing measurable, closed-loop execution, interaction and analysis. The Platform's rapid reconfiguration capabilities not only improve our customers' time-to-deployment, but just as importantly, their time-to-adapt, by significantly advancing the starting point for e-Business applications. Our open and modular architecture makes this possible by allowing our customers to leverage existing investments and quickly integrate new technology that is based on industry standards. Finally, the V/5 Platform allows our customers to stay connected with consumers and partners regardless of the communication channel, device or touchpoint.

     The Vignette V/5 E-Business Platform is built upon a proven, enterprise-ready architectural foundation that powers some of the largest and most successful e-Business applications today. It is unique in providing a modular and re-usable e-Business applications architecture that helps our customers respond and adapt quickly to changing market demands. It leverages our customers' existing IT investment in open standards, component models, technical skills and best practices. The Platform provides a scalable, reliable and high-performance foundation for delivering content, profiling, and managing interactions across multiple communication channels such as the web, pagers, mobile phones, and e-mail.

     The V/5 E-Business Platform incorporates the Vignette Application Foundation (VAF) -- an open application framework and methodology for rapidly assembling, deploying, and managing best-of-breed, componentized e-Business applications. The VAF enables our customers to reduce their time-to-adapt -- the ability to rapidly reconfigure re-usable applications in response to changing business needs and market conditions.

     We complement our products with a professional services organization that offers a range of services including strategic planning, project management and implementation. We designed these services to improve our clients' competitive position, shorten time-to-market and reduce project implementation risk. We believe that our ability to successfully deliver an integrated solution to our clients provides us with a significant competitive advantage in the market for e-Business software products and services.

   We market our products and services globally through our direct sales force, resellers and systems integrators to businesses seeking to enhance the value of their Web-based relationships, maximize the return on their Internet-related investments and capitalize on the substantial growth of the Internet as a new marketing and distribution channel. We also leverage strategic alliances with a number of technology and Internet organizations to increase the penetration and market acceptance of our e-Business software and professional services. To date, we have licensed our platform to more than 515 clients worldwide in a variety of industries including retail, financial services, telecommunications, technology, media and entertainment. Our clients include American Express, AT&T, Bank

One, Charles Schwab and Company, Chicago Tribune, Lands' End, Merrill Lynch, National Semiconductor, Nokia, Preview Travel, Siebel Systems, Snap.com, StarMedia Network, Sun Microsystems and TheStreet.com.

     Our principle executive offices are located at 901 South Mopac Expressway, Austin, Texas 78746 and our telephone number is (512) 306-4300.

                        RECENT DEVELOPMENTS AT VIGNETTE

     On February 15, 2000, we acquired DataSage, Inc. ("DataSage"), a leading provider of e-marketing and personalization applications that help organizations create a comprehensive single enterprise-wide view of their customers. The agreement provides for the issuance of 3,162,000 shares of our common stock in exchange for all the common stock and options of DataSage. We have accounted for the transaction as a purchase.

     On January 18, 2000, we acquired Engine 5, Ltd., a developer of enterprise-wide Java server technology. The agreement provides for the issuance of 112,169 shares of our common stock and approximately $9.2 million in cash in exchange for all the common stock and options of Engine 5, Ltd. We have accounted for the transaction as a purchase.

                        ______________________________

    This Prospectus includes trademarks of Vignette and other corporations.

                        ______________________________

                                 RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you as an investor may lose all or part of your investment. You should also refer to the other information set forth in this report and incorporated by reference herein, including our financial statements and the related notes.

Risks Related to Our Business

     We Expect to Incur Future Losses

     We incurred net losses of $3.6 million for the year ended December 31, 1996, $7.5 million for the year ended December 31, 1997, $26.2 million for the year ended December 31, 1998, and $42.5 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $79.8 million. We have not achieved profitability and we expect to incur net losses for the foreseeable future. To date, we have primarily funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown significantly in recent quarters, we cannot be certain that we can sustain these growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

     Our Limited Operating History Makes Financial Forecasting Difficult

     We were founded in December 1995 and thus have a limited operating history. As a result of our limited operating history, we cannot forecast operating expenses based on our historical results. Accordingly, we base our expenses in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than we had projected. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle that makes it difficult to predict the quarter in which sales will occur. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections and that net losses in a given quarter would be even greater than expected.

     We Expect Our Quarterly Revenues and Operating Results to Fluctuate

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     .  Demand for our products and services;

     .  The timing of sales of our products and services;

     .  The timing of customer orders and product implementations;

     .  Unexpected delays in introducing new products and services;

     . Increased expenses, whether related to sales and marketing, product development or administration;

     . Changes in the rapidly evolving market for e-Business applications solutions;

     . The mix of product license and services revenue, as well as the mix of products licensed;

     . The mix of services provided and whether services are provided by our own staff or third-party contractors;

     .  The mix of domestic and international sales; and

     .  Costs related to possible acquisitions of technology or businesses.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

     We plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter would be even greater than expected.

     Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations. For instance, quarterly results may fluctuate based on our clients' calendar year budgeting cycles, slow summer purchasing patterns in Europe and our compensation policies that tend to compensate sales personnel, typically in the latter half of the year, for achieving annual quotas.

     Our Quarterly Results Often Depend on a Small Number of Large Orders

     We derive a significant portion of our software license revenues in each quarter from a small number of relatively large orders. Although we do not believe that the loss of any particular customer would have an adverse effect on our business, our operating results could be materially adversely affected if we were unable to complete one or more substantial license sales in any future period. For example, in five of the last twelve quarters in the period ended December 31, 1999, we had at least one customer that accounted for at least 10% of total revenue in such quarter.

     We Depend on Increased Business from Our Current and New Customers and If We Fail to Grow Our Customer Base or Generate Repeat Business, Our Operating Results Could Be Harmed

     If we fail to grow our customer base or generate repeat and expanded business from our current and new customers, our business and operating results would be seriously harmed. Most of our customers initially make a limited purchase of our products and services for pilot programs. Many of these customers may not choose to purchase additional licenses to expand their use of our products. Many of these customers have not yet developed or deployed initial applications based on our products. If these customers do not successfully develop and deploy such initial applications, they may not choose to purchase deployment licenses or additional development licenses. Our business model depends on the expanded use of our products within our customers' organizations.

     In addition, as we introduce new versions of our products or new products, our current customers may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively impact our future services revenue. In addition, if customers elect not to renew their maintenance agreements, our services revenue could be significantly adversely affected.

     Our Operating Results May Be Adversely Affected By Small Delays in Customer Orders or Product Implementations

     Small delays in customer orders or product implementations can cause significant variability in our license revenues and operating results for any particular period. We derive a substantial portion of our revenue from the sale of products with related services. In these cases, our revenue recognition policy requires us to substantially complete the implementation of our product before we can recognize software license revenue, and any end of quarter delays in product implementation could materially adversely affect operating results for that quarter.

     In Order to Increase Market Awareness of Our Products and Generate Increased Revenue We Need to Expand Our Sales and Distribution Capabilities

     We must expand our direct and indirect sales operations to increase market awareness of our products and generate increased revenue. We cannot be certain that we will be successful in these efforts. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients. New hires will require training and take time to achieve full productivity. We cannot be certain that our recent hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. We also plan to expand our relationships with value-added resellers, systems integrators and other third-party resellers to build an indirect sales channel. In addition, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

     Failure To Maintain The Support Of Third Party e-Business Consultants May Limit Our Ability To Penetrate Our Markets

     A significant portion of our sales are influenced by the recommendations of our products made by systems integrators, consulting firms and other third parties that help develop and deploy e-business applications for our clients. Losing the support of these third parties may limit our ability to penetrate our markets. These third parties are under no obligation to recommend or support our products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our license and service revenue.

     Our Lengthy Sales Cycle and Product Implementation Makes It Difficult to Predict Our Quarterly Results

     We have a long sales cycle because we generally need to educate potential clients regarding the use and benefits of e-Business applications. Our long sales cycle makes it difficult to predict the quarter in which sales may fall. In addition, since we recognize the majority of our revenue from product sales upon implementation of our product, the timing of product implementation could cause significant variability in our license revenues and operating results for any particular period. The implementation of our products requires a significant commitment of resources by our clients, third-party professional services organizations or our professional services organization, which makes it difficult to predict the quarter when implementation will be completed.

     We May Be Unable to Adequately Develop A Profitable Professional Services Organization Which Could Affect Both Our Operating Results and Our Ability to Assist Our Clients With the Implementation of Our Products.

     We cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that our business needs and we cannot be certain that our services business will ever achieve profitability. Clients that license our software typically engage our professional services organization to assist with support, training, consulting and implementation of their Web solutions. We believe that growth in our product sales depends on our ability to provide our clients with these services and to educate third-party resellers on how to use our products. As a result, we plan to increase the number of service personnel to meet these needs. New services personnel will require training and education and take time to reach full productivity. To meet our needs for services personnel, we may also need to use more costly third-party consultants to supplement our own professional services organization. We expect our services revenue to increase in absolute dollars as we continue to provide consulting and training services that complement our products and as our installed base of clients grows. To date, services costs related to professional services have exceeded, or have been substantially equal to, professional services-related revenue. Although we expect that our professional services-related revenue will exceed professional services-related costs in future periods, we cannot be certain that this will occur. We generally bill our clients for our services on a "time and materials" basis. However, from time to time we enter into fixed-price contracts for services. On occasion, the costs of providing the services have exceeded our fees from these contracts and, from time to time, we may misprice future contracts to our detriment. In addition, competition for qualified services personnel with the appropriate Internet specific knowledge is intense. We are in a new market and there is a limited number of people who have acquired the skills needed to provide the services that our clients demand.

     We May Be Unable To Attract Necessary Third Party Service Providers Which Could Affect Our Ability To Provide Support, Consulting And Implementation Services For Our Products

     There may be a shortage of third party service providers to assist our clients the implementation of our products. We do not believe our professional services organization will be able to fulfill the expected demand for support, consulting and implementation services for our products. We are actively attempting to supplement the capabilities of our services organization by attracting and educating third party service providers and consultants to also provide these services. We may not be successful in attracting these third party providers or maintaining the interest of current third party providers. In addition, these third parties may not devote enough resources to these activities. A shortfall in service capabilities may affect our ability to sell our software.

     Our Business May Become Increasingly Susceptible to Numerous Risks Associated With International Operations

     International operations are generally subject to a number of risks, including:

       .  Expenses associated with customizing products for foreign countries;

       . Protectionist laws and business practices that favor local competition;

       .  Dependence on local vendors;

       .  Multiple, conflicting and changing governmental laws and regulations;

       .  Longer sales cycles;

       .  Difficulties in collecting accounts receivable;

       .  Foreign currency exchange rate fluctuations; and

       .  Political and economic instability.

     We received 15% of our total revenue in the year ended December 31, 1999, respectively, through licenses and services sold to clients located outside of the United States. We expect international revenue to account for a significant percentage of total revenue in the future and we believe that we must continue to expand our international sales activities in order to be successful. Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

     To date, a majority of our international revenues and costs have been denominated in foreign currencies. We believe that an increasing portion of our international revenues and costs will be denominated in foreign currencies in the future. In addition, although we cannot predict the potential consequences to our business as a result of the adoption of the Euro as a common currency in Europe, the transition to the Euro presents a number of risks, including increased competition from European firms as a result of pricing transparency. To date, we have not engaged in any foreign exchange hedging transactions and we are therefore subject to foreign currency risk.

     In Order to Properly Manage Growth, We May Need to Implement and Improve Our Operational Systems on a Timely Basis

     We have expanded our operations rapidly since inception. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be materially adversely affected.

     We May Be Adversely Affected If We Lose Key Personnel

     Our success depends largely on the skills, experience and performance of some key members of our management. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. In addition, our future success will depend largely on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face intense competition for qualified personnel, particularly in the Austin, Texas area. We cannot be certain that we will be successful in attracting, assimilating or retaining qualified personnel in the future.

     We Have Relied and Expect to Continue to Rely on Sales of Our StoryServer Product Line for Our Revenue

     We currently derive substantially all of our revenues from the license and related upgrades, professional services and support of our StoryServer software products. We expect that we will continue to depend on revenue related to new and enhanced versions of our StoryServer product line for at least the next several quarters. We cannot be certain that we will be successful in upgrading and marketing our products or that we will successfully develop and market new products and services. If we do not continue to increase revenue related to our existing products or generate revenue from new products and services, our business, operating results and financial condition would be materially adversely affected.

     Our Future Revenue is Dependent Upon Our Ability to Successfully Market Our Vignette Syndication Server

     We expect that our future financial performance will depend significantly on revenue from Vignette Syndication Server and the related tools that we plan to develop, which is subject to significant risks. We began shipping Vignette Syndication Server to clients in the first quarter of 1999. This is the first version of a new product designed for a new market opportunity. There are significant risks inherent in a product introduction such as Vignette Syndication Server. Market acceptance of Vignette Syndication Server will depend on a market developing for Internet syndication products and services and the commercial adoption of standards on which Vignette Syndication Server is based. We cannot be certain that either will occur. We cannot be certain that Vignette Syndication Server will meet customer performance needs or expectations when shipped or that it will be free of significant software defects or bugs. If Vignette Syndication Server does not meet customer needs or expectations, for whatever reason, upgrading or enhancing the product could be costly and time consuming.

     If We are Unable to Meet the Rapid Changes in e-Business Applications Technology Our Existing Products Could Become Obsolete

     The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. Internet commerce technology, particularly e-Business applications technology, is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, operating results and financial condition.

     We Face Intense Competition for e-Business Applications Software Which Could Make it Difficult to Acquire and Retain Clients Now and in the Future

     The Internet software market is intensely competitive. Our clients' requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future.

     Our principal competitors include: in-house development efforts by potential clients or partners; other vendors of software that directly address elements of e-Business applications, such as BroadVision; and developers of software that address only certain technology components of e-Business applications (e.g., content management), such as Interwoven.

     Many of these companies, as well as some other competitors, have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors such as Netscape and Microsoft may bundle their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     Competitive pressures may make it difficult for us to acquire and retain clients and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition would be materially adversely affected.

     We Must Successfully Integrate Our Recent Acquisitions of Diffusion, Inc., Engine 5, Ltd. and DataSage, Inc.

     We acquired Diffusion, Inc., Engine 5, Ltd. and DataSage, Inc. on June 30, 1999, January 18, 2000 and February 15, 2000, respectively. Our failure to successfully address the risks associated with our acquisitions of these companies could have a material adverse affect on our ability to develop and market products based on their respective technologies. In particular, we are developing integrated products and, accordingly, are devoting significant resources to product development, sales and marketing. The success of these acquisitions will depend on our ability to:

     .    Successfully integrate and manage their operations;

     .    Retain their key employees; and

     .    Develop and market products based on the acquired technology.

     Potential Future Acquisitions Could Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value and Adversely Affect Our Operating Results

     We may acquire other businesses in the future, which would complicate our management tasks. We may need to integrate widely dispersed operations that have different and unfamiliar corporate cultures. These integration efforts may not succeed or may distract management's attention from existing business operations. Our failure to successfully manage future acquisitions could seriously harm our business. Also, our existing stockholders would be diluted if we financed the acquisitions by issuing equity securities.

     The Internet is Generating Privacy Concerns in the Public and Within Governments, Which Could Result in Legislation Materially and Adversely Affecting Our Business or Result in Reduced Sales of Our Products, or Both

     Businesses use our StoryServer product to develop and maintain profiles to tailor the content to be provided to Web site visitors. Typically, the software captures profile information when consumers, business customers or employees visit a Web site and volunteer information in response to survey questions. Usage data collected over time augments the profiles. However, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. More importantly, even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify Web site users that the data captured after visiting certain Web sites may be used by marketing entities to unilaterally direct product promotion and advertising to that user. We are not aware of any such legislation or regulatory requirements currently in effect in the United States. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may adopt similar legislation or regulatory requirements. If consumer privacy concerns are not adequately addressed, our business, financial condition and operating results could be materially adversely affected.

     Our StoryServer product uses "cookies" to track demographic information and user preferences. A "cookie" is information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, but generally removable by the user. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed, our business, operating results and financial condition could be materially adversely affected.

     We May Be Adversely Impacted by the Year 2000 and Other Information Technology Issues

     The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

     We are exposed to the risk that the Year 2000 Issue could disrupt our operations. However, as discussed in prior filings, we undertook certain planning and implementation efforts. We did not experience any significant system failures at the turning of the new millennium. We presently believe that the Year 2000 Issue has been mitigated. The amounts incurred and expensed for developing and carrying out the plans to complete the Year 2000 modifications did not have a material effect on our operations. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Update."

     We Develop Complex Software Products Susceptible to Software Errors or Defects that Could Result in Lost Revenues, or Delayed or Limited Market Acceptance

     Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects, including Year 2000 errors. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would have a material adverse effect on our business, operating results and financial condition.

     If We Experienced a Product Liability Claim We Could Incur Substantial Litigation Costs

     Since our clients use our products for mission critical applications such as Internet commerce, errors, defects or other performance problems could result in financial or other damages to our clients. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results or financial condition. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, would likely be time consuming and costly.

     Our Product Shipments Could Be Delayed if Third Party Software Incorporated in Our Products is No Longer Available.

     We integrate third-party software as a component of our software. The third-party software may not continue to be available to us on commercially reasonable terms. If we cannot maintain licenses to key third-party software, such as GroupLens Express, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

     Our Business is Based on Our Intellectual Property and We Could Incur Substantial Costs Defending Our Intellectual Property From Infringement or a Claim of Infringement

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of other's intellectual property, forcing us to do one or more of the following:

     . Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     . Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; and

     .    Redesign those products or services that incorporate such technology.

     We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection. If we litigated to enforce our rights, it would be expensive, divert management resources and may not be adequate to protect our business.

     Anti-Takeover Provisions in Our Charter Documents and Delaware Law Could Prevent or Delay a Change in Control of Our Company

     Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Such provisions include:

     .    Authorizing the issuance of "blank check" preferred stock;

     . Providing for a classified board of directors with staggered, three-year terms;

     .    Prohibiting cumulative voting in the election of directors;

     . Requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

     .    Limiting the persons who may call special meetings of stockholders;

     .    Prohibiting stockholder action by written consent; and

     . Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     Certain provisions of Delaware law and our stock incentive plans may also discourage, delay or prevent someone from acquiring or merging with us.

Risks Related to the Internet Industry

     Our Performance Will Depend on the Growth of the Internet for Commerce

     Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

     Our Performance Will Depend on the New Market for e-Business Applications Software

     The market for e-Business applications software is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services. They may be reluctant to alter those patterns. They may also resist providing the personal data necessary to support our existing and potential product uses. Any of these factors could inhibit the growth of online business generally and the market's acceptance of our products and services in particular.

     There is Substantial Risk that Future Regulations Could Be Enacted that Either Directly Restrict Our Business or Indirectly Impact Our Business By Limiting the Growth of Internet Commerce

     As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. If enacted, such laws, rules or regulations could limit the market for our products and services, which could materially adversely affect our business, financial condition and operating results. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal/consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that such legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a communications and commercial medium.

     The United States government also regulates the export of encryption technology, which our products incorporate. If our export authority is revoked or modified, if our software is unlawfully exported or if the United States government adopts new legislation or regulation restricting export of software and encryption technology, our business, operating results and financial condition could be materially adversely affected. Current or future export regulations may limit our ability to distribute our software outside the United States. Although we take precautions against unlawful export of our software, we cannot effectively control the unauthorized distribution of software across the Internet.

Risks Related to the Securities Markets

     Our Stock Price May Be Volatile

     The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

     .    Variations in quarterly operating results;

     .    Changes in financial estimates by securities analysts;

     .    Changes in market valuations of Internet software companies;

     . Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     . Loss of a major client or failure to complete significant license transactions;

     .    Additions or departures of key personnel;

     .    Sales of common stock in the future; and

     . Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

     Our Business May Be Adversely Affected By Class Action Litigation Due to Stock Price Volatility

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

     We May Be Unable to Meet Our Future Capital Requirements

     We expect the cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months. After that time, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

                         FORWARD - LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. Statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "1934 Act"), including statements regarding Vignette's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to Vignette on the date hereof, and Vignette assumes no obligation to update any such forward-looking statements. Vignette's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under "Risk Factors." You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

                                USE OF PROCEEDS

     All net proceeds from the sale of Vignette common stock will go to the stockholders who offer and sell their shares. Accordingly, Vignette will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of March 1, 2000, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. These numbers are not adjusted for the three-for-one forward split of our common stock, in the form of a stock dividend, to be paid on April 14, 2000. A portion of the shares held by each selling stockholder are held in escrow. Based upon 63,637,096 shares of common stock outstanding on March 1, 2000, none of the selling shareholders owns more than 1% of our outstanding stock. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

     The shares being offered by the selling stockholders were acquired from us in our acquisition of DataSage, Inc., pursuant to an agreement and plan of reorganization signed on January 4, 2000 and our acquisition of Engine 5, Ltd., pursuant to an agreement and plan of reorganization dated January 7, 2000. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

     We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. We have agreed to use our best efforts to keep such registration statement effective until the earlier of such time as (i) all the shares have been sold or (ii) all the shares may be sold under Rule 144 of the Securities Act in any three-month period.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                    Shares Beneficially Owned                        Shares Beneficially Owned
                                                        Prior to Offering                                   After Offering
                                                  -----------------------------                    -----------------------------
                                                                                    Number of
                                                    Number of                      Shares Being      Number of
Names and Addresses of Selling Stockholders          Shares           Percent        Offered          Shares           Percent
-------------------------------------------        -----------      -----------  ----------------   -----------      -----------
Advanced Technology Ventures V, LP (1)               495,405             *           495,405             0                --
c/o Michael Frank
Somerset Court
Waltham, MA  02145

One Liberty Fund III, LP (1)                         410,594             *           410,594             0                --
c/o Duncan McCallum
150 Cambridge Park Drive
Cambridge, MA  02140

Sigma Partners III, LP (1)                           319,389             *           318,917           472                *
c/o Marilyn Stallings
2885 Sand Hill Road
Menlo Park, CA  94025

David B. Blundin (1)                                 300,995             *           300,995             0                --
19 Newcrossing Road
Reading, MA 01867

El Dorado Ventures IV, LP (1)                        158,562             *           158,562             0                --
c/o Shanda Bahles
2400 Sand Hill Road
Menlo Park, CA  94025

Questmark Partners LP (1)                            142,567             *           142,567             0                --
c/o Tom Hitchner
One South Street
Baltimore, MD  21202

                                                    Shares Beneficially Owned                        Shares Beneficially Owned
                                                        Prior to Offering                                   After Offering
                                                  -----------------------------                    -----------------------------
                                                                                    Number of
                                                    Number of                      Shares Being      Number of
Names and Addresses of Selling Stockholders          Shares           Percent        Offered          Shares           Percent
-------------------------------------------        -----------      -----------  ----------------   -----------      -----------
David Ellenberger (1)                                 98,115             *            98,115             0                -
19 Newcrossing Road
Reading, MA  01867

Sigma Associates III, LP (1)                          78,926             *            78,926             0                -
c/o Marilyn Stallings
2885 Sand Hill Road
Menlo Park, CA  94025

William H. Bender (1)                                 71,313             *            71,313             0                -
19 Newcrossing Road
Reading, MA  01867

Sigma Partners V, LP (1)                              63,051             *            63,051             0                -
c/o Marilyn Stallings
2885 Sand Hill Road
Menlo Park, CA  94025

Gladys S. Blundin (1)                                 50,640             *            50,640             0                -
85 Carriage Road
Wilton, CT  06897

Michael H. Blundin (1)                                50,640             *            50,640             0                -
19 Newcrossing Road
Reading, MA  01867

William Blundin (1)                                   49,033             *            49,033             0                -
c/o Bradford Co.
767 Third Ave. (37th Floor)
New York, NY  10017

John Mandile (1)                                      98,278             *            38,278          60,000              *
c/o Sigma
20 Custom House Street
Suite 830
Boston, MA  02110

Eric F. Brown (1)                                     31,813             *            31,813             0                -
8000 Towers Crescent Drive
Suite 1400
Vienna, VA  22182

John F. Lunny (1)                                     25,320             *            25,320             0                -
19 Newcrossing Road
Reading, MA  01867

HLM/CB Fund, LP (1)                                   23,761             *            23,761             0                -
c/o James Mahoney
222 Berkeley Street
Boston, MA  02116

William Blundin 1995 Charitable                       17,868             *            17,868             0                -
  Remainder Trust (1)
c/o William Blundin
c/o Bradford Co.
767 Third Ave. (37th Floor)
New York, NY  10017


                                                    Shares Beneficially Owned                        Shares Beneficially Owned
                                                        Prior to Offering                                   After Offering
                                                  -----------------------------                    -----------------------------
                                                                                    Number of
                                                    Number of                      Shares Being      Number of
Names and Addresses of Selling Stockholders          Shares           Percent        Offered          Shares           Percent
-------------------------------------------        -----------      -----------  ----------------   -----------      -----------
Sigma Associates V, LP (1)                            17,577             *            17,577             0                -
c/o Marilyn Stallings
2885 Sand Hill Road
Menlo Park, CA  94025

Lighthouse Capital Partners, III, L.P. (1)            16,358             *            16,358             0                -
100 Drake's Landing Road, Suite 260
Greenbrae, CA  94904

Advanced Technology Ventures (1)                      15,484             *            15,484             0                -
  Entrepreneurs V, LP
c/o Michael Frank
Somerset Court
Waltham, MA  02145

El Dorado Technology 98 (1)                           12,518             *            12,518             0                -
c/o Shanda Bahles
2400 Sand Hill Road
Menlo Park, CA  94025

Charles Schwab for                                    11,725             *            11,725             0                -
  H. Paumgarten Keough (1)
Charles Schwab & Co.
Non-Standard Assets
San Francisco, CA  94104

Harald Paumgarten (1)                                 11,401             *            11,401             0                -
708 Third Avenue, Suite 2010
New York, NY  10017

Shanta Puchtler (1)                                    8,862             *             8,862             0                -
22 Cushing Street
Cambridge, MA  02138

Sigma Investors III, LP (1)                            8,783             *             8,783             0                -
c/o Marilyn Stallings
2885 Sand Hill Road
Menlo Park, CA  94025

Paul Cataldo (1)                                       7,596             *             7,596             0                -
19 Newcrossing Road
Reading, MA  01867

Guy Bradley (1)                                        6,653             *             6,653             0                -
60 Mill Street
Brookline, MA  02146

Ken Gardner (1)                                        4,431             *             4,431             0                -
c/o Sagent Technology
800 West El Camino Real
Mountain View, CA  94040

Alexander Graham (1)                                   4,431             *             4,431             0                -
2612 Alma Avenue
Manhattan Beach, CA  90266

                                                       Shares Beneficially Owned                          Shares Beneficially Owned
                                                            Prior to Offering                                   After Offering
                                                      --------------------------                          ------------------------
                                                                                          Number of
                                                         Number of                       Shares Being      Number of
Names and Addresses of Selling Stockholders               Shares         Percent            Offered         Shares         Percent
-------------------------------------------           -------------      -------         ------------     ---------       --------
Jeffrey Stamen (1)                                            4,431         *                 4,431            0              -
6 Conant Road
Weston, MA  02493

Debora Flashcen Revocable Trust (1)                           3,801         *                 3,801            0              -
c/o David Flashcen
180 Clyde Street
Chestnut Hill, MA  02467

Kevin Hetherington-Young (1)                                  2,987         *                 2,987            0              -
71 Tewksbury Street
Andover, MA  01810

Sigma Investors V, LP (1)                                     2,534         *                 2,534            0              -
c/o Marilyn Stallings
2885 Sand Hill Road
Menlo Park, CA  94025

Row Moriarty (1)                                              2,376         *                 2,376            0              -
c/o Cubex Corporation
200 Clarendon Street
Boston, MA  02116

Bonnie Ayer (1)                                               2,025         *                 2,025            0              -
RR 1
Hinesburg, VT  05461

Mary Kelliher (1)                                             2,025         *                 2,025            0              -
302 Weston Road
Wellesley, MA  02482

Julie A. Kelling (1)                                          2,025         *                 2,025            0              -
PO Box 991, Groton School
Groton, MA  01450

Ted Ashford (1)                                               1,901         *                 1,901            0              -
Ashford Capital Management
3801 Kennect Pike
Willington-Greenville Center, DE 19807

Shikar and Eva Gosh (1)                                       1,901         *                 1,901            0              -
388 Warren Street
Brookline, MA  02146

Richard Wolpert (1)                                           1,901         *                 1,901            0              -
345 Maple Street
Beverly Hills, CA  90210

Jacob Fox Appleton (1)                                        1,651         *                 1,651            0              -
Amos Tuck School
101 Byrne Hall
Hanover, NH  03755

Scott Healy (1)                                               1,645         *                 1,645            0              -
19 Newcrossing Road
Reading, MA  01867

                                                       Shares Beneficially Owned                         Shares Beneficially Owned
                                                            Prior to Offering                                 After Offering
                                                      --------------------------                         -------------------------
                                                                                          Number of
                                                         Number of                       Shares Being      Number of
Names and Addresses of Selling Stockholders               Shares         Percent            Offered         Shares         Percent
-------------------------------------------           -------------      -------         ------------    -----------       -------
Mike Starkenberg (1)                                            950         *                   950            0              -
555 Anton Boulevard
Costa Mesa, CA  92626

Paul deGive (1)                                                 917         *                   917            0              -
c/o Gustin Partners
2276 Washington Street
The Ware Mills
Newton Lower Falls, MA  02462-1452

Kenneth Lamp (1)                                                855         *                   855            0              -
c/o Midwest Drug
619 1/2 8/th/ Street
Fort Madison, IA  52627

Peter Scott Aborn (1)                                           633         *                   633            0              -
22 South Street
Wells, VT  05774

Dennis Bender (1)                                               633         *                   633            0              -
110 Whiteface Mountain Drive
Johnson, VT  05656

Robert Bender (1)                                               633         *                   633            0              -
48 Helen Avenue
South Burlington, VT  05403

Geraldine Huston (1)                                            633         *                   633            0              -
5150 Spear Street
Shelburne, VT  05482

Marie Toro (1)                                                  633         *                   633            0              -
RD #1, Box 518
Grand Isle, VT  05458

Johnathan D. Purdy (1)                                          531         *                   531            0              -
148 Main Street
Andover, MA  01845

Mark Smith (1)                                                  506         *                   506            0              -
201 North Main Street
West Hartford, CT  06107

David Brandkamp (1)                                             474         *                   474            0              -
40 Oak Grove, #1
East Greenwich, RI  02818

Christine Bodoin (1)                                            443         *                   443            0              -
19 Newcrossing Road
Reading, MA 01867

Donald Spiliotis (1)                                            443         *                   443            0              -
18 Maple Street
Waltham, MA  02453

                                                       Shares Beneficially Owned                         Shares Beneficially Owned
                                                            Prior to Offering                                 After Offering
                                                      --------------------------                         -------------------------
                                                                                          Number of
                                                         Number of                       Shares Being      Number of
Names and Addresses of Selling Stockholders               Shares         Percent            Offered         Shares         Percent
-------------------------------------------           -------------      -------         ------------    -----------       -------
Douglas E. Gaeth (1)                                            253         *                   253            0              -
9 Brimmer Street
Boston, MA  02108

Brendan J. Kitts (1)                                            227         *                   227            0              -
10 Rockwell Street
Cambridge, MA  02139

Joseph Rezuke (1)                                               227         *                   227            0              -
243 Boston Post Road
Marlboro, MA  01752

April Evans (1)                                                 190         *                   190            0              -
c/o Advanced Technology Ventures
Somerset Court
Waltham, MA  02145

Gustin Partners LTD (1)                                         189         *                   189            0              -
The Ware Mill
Newton Lower Falls, MA  02462

Michael Brenner (1)                                             174         *                   174            0              -
c/o Marilyn Brenner
1404 Ferncroft Tower
Danvers, MA  01923

Lucille M. Lengber (1)                                          146         *                   146            0              -
150 Johnny Cake Street
North Andover, MA  01845

David Fiorillo (1)                                              101         *                   101            0              -
2225 West Middlefield Road
Mountain View, CA  95113

Richard G. Jung (1)                                              94         *                    94            0              -
c/o Athena Health
One Moody Street
Waltham, MA  02453

Phil Libin (2)                                               21,454         *                21,454            0              -
c/o Vignette
580 Harris Avenue, Suite 301
Boston, MA 02118

Andrew McGeachie (2)                                         21,454         *                21,454            0              -
c/o Vignette
580 Harris Avenue, Suite 301
Boston, MA 02118

Brandon Volbright (2)                                        21,454         *                21,454            0              -
c/o Vignette
580 Harris Avenue, Suite 301
Boston, MA 02118

TOTAL                                                     2,657,539        4.2%           2,657,067       60,472              *

_________________
* Less than 1%
(1) Sixteen percent (16%) of the total shares of common stock listed as owned by this selling stockholder are held in an escrow account.

(2) Seventy-two percent (72%) of the total shares of common stock listed as owned by this selling stockholder are held in an escrow account.

                             PLAN OF DISTRIBUTION

     We will receive no proceeds from this offering. The shares offered hereby may be sold by the selling stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if it acts as agent for the purchase of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per Share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares. Brokers-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

     The selling stockholders will pay all commissions and other expenses associated with the sale of shares by them. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholders. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

     We can not assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for Vignette by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas.

                                    EXPERTS

     Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of DataSage, Inc. appearing in our Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on March 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act:

     1. Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.

     2. Current Report on Form 8-K, filed on February 29, 2000, as amended by the Amendment to the Current Report on Form 8-K/A, filed on March 30, 2000.

     3. Our Registration Statement No. 000-25375 on Form 8-A filed with the SEC on February 11, 1999, together with all amendments thereto, pursuant to
Section 12 of the 1934 Act in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

     You may request a copy of these filings, at no cost, by calling us at (512) 306-4300 or by writing to us at the following address:

                             Vignette Corporation
                          901 South Mopac Expressway
                              Austin, Texas 78746
                         Attention: Investor Relations

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.



                               2,657,067 Shares



                             VIGNETTE CORPORATION



                                 Common Stock



                                 _____________


                                March 31, 2000

                                ______________

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

       Securities and Exchange Commission Registration Fee.......... $138,364
       Printing and Engraving Fees..................................   10,000
       Legal Fees and Expenses......................................  150,000
       Accounting Fees and Expenses.................................   25,000
       Transfer Agent and Registrar Fees............................   15,000
       Selling Stockholders' Legal Fees and Expenses................   25,000
       Miscellaneous Fees and Expenses..............................   36,636
                                                                     --------
          Total.....................................................  400,000
                                                                     ========

Item 15.  Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, Vignette's Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Vignette for violations of their fiduciary duty as a director.
This provision eliminates each director's liability to Vignette or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Vignette or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article IX of Vignette's Certificate and Article VII, Section 6 of Vignette's Bylaws provide for indemnification of the officers and directors of Vignette to the fullest extent permitted by applicable law.

     Vignette has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

Item 16.  Exhibits.

     The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

   (a)  Exhibits

Exhibit
Number    Description
-------   -----------
2.1 (1)   Agreement and Plan of Reorganization, dated January 7, 2000, by and among Vignette Corporation, DS
          Merger Sub, Inc. and DataSage, Inc.

3.1 (3)   Certificate of Incorporation of the Registrant.

3.2 (2)   Amendment to Certificate of Incorporation.

3.3 (3)   Bylaws of the Registrant.

4.1       Reference is made to Exhibits 3.1, 3.2 and 3.3.

4.2 (3)   Specimen Common Stock Certificate.

4.3 (3)   Fifth Amended and Restated Registration Rights Agreement dated November 30, 1998.

5.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1      Consent of Independent Auditors.

23.2      Consent of Independent Auditors.

23.3      Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1      Power of Attorney (reference is made to the signature page of this Registrant Statement).

___________________
(1) Incorporated by reference to our Current Report on Form 8-K, dated February 29, 2000.

(2) Incorporated by reference to our definitive Proxy Statement for Special Meeting of Stockholders, dated February 17, 2000.

(3) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-68345).

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 31st day of March, 2000.

                                    VIGNETTE CORPORATION


                                    By: /s/  Gregory A. Peters
                                       ---------------------------------------
                                       Gregory A. Peters
                                       President, Chief Executive Officer and
                                       Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory A. Peters and Joel G. Katz, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                         Title                                 Date
               ---------                                         -----                                 ----
/s/  Gregory A. Peters                   President, Chief Executive Officer and Chairman of       March 31, 2000
---------------------------------------
Gregory A. Peters                        the Board (Principal Executive Officer)

/s/  Joel G. Katz                        Senior Vice President, Finance and Administration        March 31, 2000
---------------------------------------
Joel G. Katz                             and Chief Financial Officer (Principal Financial and
                                         Accounting Officer)

/s/  Robert E. Davoli                    Director                                                 March 31, 2000
---------------------------------------
Robert E. Davoli

/s/  Steven G. Papermaster               Director                                                 March 31, 2000
---------------------------------------
Steven G. Papermaster

/s/  John D. Thornton                    Director                                                 March 31, 2000
---------------------------------------
John D. Thornton

/s/  Joseph A. Marengi                   Director                                                 March 31, 2000
---------------------------------------
Joseph A. Marengi

                                 Exhibit Index

Exhibit
Number     Description
------     -----------
 2.1 (1) Agreement and Plan of Reorganization, dated January 7, 2000, by and among Vignette Corporation, DS Merger Sub, Inc. and DataSage, Inc.

 3.1 (3)   Certificate of Incorporation of the Registrant.

 3.2 (2)   Amendment to Certificate of Incorporation.

 3.3 (3)   Bylaws of the Registrant.

 4.1       Reference is made to Exhibits 3.1, 3.2 and 3.3.

 4.2 (3)   Specimen Common Stock Certificate.

 4.3 (3) Fifth Amended and Restated Registration Rights Agreement dated November 30, 1998.

 5.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP.

23.1       Consent of Independent Auditors.

23.2       Consent of Independent Auditors.

23.3 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

24.1 Power of Attorney (reference is made to the signature page of this Registrant Statement).

___________________

(1) Incorporated by reference to our Current Report on Form 8-K, dated February 29, 2000.

(2) Incorporated by reference to our definitive Proxy Statement for Special Meeting of Stockholders, dated February 17, 2000.

(3) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-68345).